UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2007

(Date of Report (Date of earliest event reported))

LONGVIEW FIBRE COMPANY

(Exact name of Registrant as specified in its charter)

Washington	001-10061	91-0298760
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fibre Way, Longview Washington 98632

(Address of principal executive offices) (Zip Code)

(360) 425-1550

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2007, Longview Fibre Paper and Packaging, Inc. (the “Company”), a Washington corporation and wholly owned subsidiary of Longview Fibre Company, entered into an Asset Purchase Agreement (the “Agreement”) with U.S.C. Acquisition Corp., a Delaware corporation and wholly owned subsidiary of U.S. Corrugated, Inc. (“U.S.C.”). Under the Agreement, U.S.C. will purchase from the Company substantially all of the assets, and will assume substantially all of the liabilities, related to the Company’s converted products production facilities located in Amsterdam, New York; Bowling Green, Kentucky; Cedar Rapids, Iowa; Fridley, Minnesota; Grand Forks, North Dakota; Milwaukee, Wisconsin; Seward, Nebraska; and West Springfield, Massachusetts (the “Facilities”). The purchase price is $80,725,000, subject to working capital adjustments.

The Company has made customary representations and warranties and agreed to customary covenants in the Agreement, including covenants relating to the Company’s conduct of its business prior to the closing of the transaction. Under the Agreement, for three years following the closing date, the Company may not (without U.S.C.’s prior written consent) manufacture, produce, distribute or sell products in certain parts of the eastern and central United States that are substantially similar to those of the Facilities. The Company will indemnify U.S.C. for certain losses U.S.C. may incur in the event of a breach of the Company’s representations and warranties under the Agreement.

The transaction is expected to close in the second quarter and is subject to customary closing conditions. The Company is entitled to the proceeds of a $1,000,000 letter of credit if certain closing conditions are met and the transaction fails to close.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGVIEW FIBRE COMPANY

By:	/s/ Steven J. Buhaly
Name:	Steven J. Buhaly
Title:	Chief Financial Officer, Senior Vice-President - Finance

Dated: March 21, 2007